Exhibit 99.1


         FIRST KEYSTONE CORPORATION ANNOUNCES DEFALCATION


Berwick, Pennsylvania - January 8, 2010 - First Keystone Corporation (OTCBB: FKYS), the parent company of First Keystone National Bank, announced that it has uncovered through an internal investigation a defalcation with a maximum exposure of approximately $850,000. This amount is based on the results of management's preliminary investigation. The corporation determined the defalcation was a result of unauthorized activities of an employee (non officer) of the bank, who has been terminated. Although the investigation is ongoing, there does not appear to be any losses which include the involvement of any other employee. The corporation believes that the defalcation does not include any customer accounts unrelated to the employee. The appropriate governmental authorities have been notified and the bank is cooperating fully with respect to the authorities' investigation.

The corporation maintains insurance coverage for this type of risk with a deductible of $50,000. Management expects that this claim will constitute a covered loss and as such the total estimated loss should not exceed $50,000 on a pretax or $33,000 net of income taxes.

Management is vigorously evaluating the impact of this incident on its current controls and procedures and will implement any changes necessary to address the issues raised by this isolated event. Further, through management's investigation, sufficient evidence has been uncovered that the soundness and financial condition of First Keystone Corporation will not be affected by this event.

First Keystone Corporation is the parent company of First Keystone National Bank, an independently owned community bank since 1864, which presently operates 15 full service offices in Columbia (5), Luzerne (5), Montour (1) and Monroe (4) Counties providing banking and trust services. In Monroe County, the bank trades as Pocono Community Bank, a division of First Keystone National Bank.

For Further Information, Please Contact:

J. Gerald Bazewicz
President and Chief Executive Officer
First Keystone Corporation
111 West Front Street
Berwick, Pennsylvania 18603
570.752.3671, extension 1172


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FORWARD LOOKING STATEMENTS

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the corporation's financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the corporation's business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; inability of the corporation to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the corporation's filings with the Securities and Exchange Commission.